NUI Corporation
     [Letterhead]

     December 26, 1997


     Dear NUI Shareholder:

     We are pleased to invite you to attend the Company's 1998 Annual Meeting of Shareholders which will be held at 10:30 a.m. on Tuesday, January 27, 1998 at the offices of Elizabethtown Gas, 1085 Morris Avenue, Union, New Jersey.

     At the Annual Meeting, we will consider the election of three directors; the approval of amendments to increase the number of shares available for issuance under the 1996 Stock Option and Stock Award Plan and the 1996 Employee Stock Purchase Plan; and the appointment of Arthur Andersen LLP as our independent public accountants for the fiscal year ending September 30, 1998.

     We will also review the Company's financial results for fiscal year 1997 and discuss our strategy for successfully addressing the challenges presented by the deregulation of the energy industry.

     Please remember to complete, sign and date the enclosed proxy card and return it promptly in the postage prepaid envelope provided. Your vote is important to us.

     We look forward to seeing you on January 27.

     Sincerely,


     JOHN Kean                     JOHN KEAN, JR.
     Chairman of the Board         President and Chief Executive Officer


     NUI Corporation
     [Letterhead]



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     To the Shareholders:

     The Annual Meeting of Shareholders of NUI Corporation will be held at 10:30 a.m. on Tuesday, January 27, 1998 at the offices of Elizabethtown Gas, 1085 Morris Avenue, Union, New Jersey, for the following purposes:

     1. To elect three (3) directors for three-year terms expiring in 2001;

     2. To approve an amendment to the 1996 Stock Option and Stock Award Plan, as described in the accompanying proxy statement.

     3. To approve an amendment to the 1996 Employee Stock Purchase Plan, as described in the accompanying proxy statement.

     4. To ratify the appointment of Arthur Andersen LLP as independent public accountants for the fiscal year ending September 30, 1998; and

     5. To transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

     Only shareholders of record at the close of business on December 12, 1997 shall be entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

                                       By Order of the Board of Directors

                                       JAMES R. VAN HORN
                                       Vice President, General Counsel and
                                       Secretary
     December 26, 1997

     YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE POSTAGE PREPAID ENVELOPE PROVIDED.

     Convenient parking is available in the immediate vicinity for shareholders attending the meeting. Directions to the meeting site are included on the back cover.


                                NUI CORPORATION
                        550 Route 202-206, P.O. Box 760
                       Bedminster, New Jersey 07921-0760

                                PROXY STATEMENT

          This Proxy Statement is being furnished to shareholders in connection with the solicitation by the Board of Directors of NUI Corporation, a New Jersey corporation (hereinafter referred to as the "Company" or "NUI") of proxies to be voted at the Annual Meeting of Shareholders to be held on Tuesday, January 27, 1998 and at any adjournment or postponement thereof (the "Annual Meeting"). This Proxy Statement and the accompanying form of proxy are first being mailed to shareholders on or about December 26, 1997.

     Record Date, Shareholders Entitled to Vote and Vote Required

          Only shareholders of record of the Company's Common Stock, no par value (the "Common Stock"), at the close of business on December 12, 1997 are entitled to notice of and to vote at the Annual Meeting. As of December 12, 1997 there were outstanding 12,512,353 shares of Common Stock entitled to notice of and to vote at the Annual Meeting. These shares were held by 6,783 shareholders of record.

          The presence of a majority of the outstanding shares of Common Stock, either in person or by proxy, is necessary to constitute a quorum at the Annual Meeting. Each holder of Common Stock is entitled to one vote for each share held. The Company's By-Laws require the affirmative vote of a plurality of the votes cast at the Annual Meeting for the election of directors. The affirmative vote of a majority of the votes cast is required to approve the amendments to the 1996 Stock Option and Stock Award Plan and the 1996 Employee Stock Purchase Plan and to ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants.

     Solicitation, Revocation and Voting of Proxies

          This solicitation is made on behalf of the Board of Directors of the Company. The cost of soliciting these proxies will be borne by the Company. In addition to solicitation by mail, directors, officers and employees of the Company and its subsidiaries may solicit proxies for the Annual Meeting from the Company's shareholders personally or by telephone or telegram without additional remuneration. The Company will also provide persons, firms, banks and companies holding shares in their names or in the names of nominees which are beneficially owned by others, proxy materials for transmittal to such beneficial owners and will reimburse such record owners for their expenses related to such transmittal. The Company has retained the firm of D.F. King & Co., Inc. to assist in the solicitation of proxies at a cost of $5,500, plus expenses.

          The form of proxy enclosed is for use at the Annual Meeting. Any proxy given pursuant to this solicitation may be revoked at any time prior to its use by delivering a written notice of revocation or a duly executed proxy bearing a later date to the Secretary of the Company at the above address, or by attending the Annual Meeting and voting in person. All shares represented by valid proxies will be voted at the Annual Meeting in the manner indicated on the proxies. If no contrary instructions are indicated, such proxies will be voted FOR the election of each of the nominees to the Board of Directors, FOR the approval of the amendment to the 1996 Stock Option and Stock Award Plan, FOR the approval of the amendment to the 1996 Employee Stock Purchase Plan and FOR the ratification of Arthur Andersen LLP as independent public accountants for the fiscal year ending
     September 30, 1998.

          Broker non-votes and abstentions are not treated as votes cast for purposes of any of the matters to be voted on at the Annual Meeting.


                              PROPOSAL NUMBER ONE
                             ELECTION OF DIRECTORS

          The By-Laws of the Company provide that the Board of Directors shall consist of not less than eight nor more than 25 directors. The Company currently has eight directors. The By-Laws also provide that the Board of Directors shall be divided into three classes, with directors in each class serving three-year terms. Approximately one-third of the Board of Directors is elected each year. The By-Laws provide that no individual may be elected a director after having attained his or her seventy-second birthday, although directors who reach the age of 72 during a term may continue to serve until the expiration of the term.

          It is the intention of the persons named as proxies to vote in favor the election of John Kean, John Kean, Jr. and Bernard S. Lee as directors of the Company for three-year terms expiring at the 2001 Annual Meeting of Shareholders or until their successors are elected and shall qualify, unless otherwise directed by the shareholder on the proxy. Each of these nominees was last elected to the Board at the 1995 Annual Meeting of Shareholders.

          While it is anticipated that the nominees will be able to serve, if any nominee is unable or declines to serve as a director at the time of the Annual Meeting, proxies will be voted for any nominee who may be designated by the Board of Directors to fill the vacancy. The By-Laws of the Company provide that specific advance notification and information requirements must be satisfied in order for a shareholder to nominate an individual for election to the Board. No such nominations have been made. Information concerning these requirements may be obtained by writing to the Secretary of the Company.

     Nominees for Election

          Set forth below is information concerning the age, current term, committee memberships, the period served as a director and business experience during the past five years with respect to each director nominee:

     Picture of          John Kean, age 68
     John Kean           Current term expires in 1998
                         Chairman of the Board of Directors
                         Member of the Executive and Investment
                             Committees

                   Mr. Kean has served as a director since 1969. He served as Chief Executive Officer of the Company from 1969 until his retirement in April, 1995, holding the positions of Chairman of the Board since October, 1994 and President from 1969 until October, 1994. Mr. Kean is also a director of E'Town Corporation and its subsidiary, Elizabethtown Water Company.

     Picture of          John Kean, Jr., age 40
     John Kean, Jr.      Current term expires in 1998
                         President and Chief Executive Officer
                         Member of the Executive Committee

                   Mr. Kean has served as a director since 1995. Since April, 1995 he has served as President and Chief Executive Officer of the Company. From October, 1994 through March, 1995 he served as President and Chief Operating Officer. He served as Executive Vice President of the Company from January, 1992 to September, 1994 and as Executive Vice President of Elizabethtown Gas Company from March, 1993 to September, 1994. Prior to March, 1993, Mr. Kean held the additional position of Chief Financial Officer of the Company. Mr. Kean also serves on the Board of Trustees of the Institute of Gas Technology.

     Picture of Dr.      Dr. Bernard S. Lee, age 63
     Bernard S. Lee      Current term expires in 1998
                         Member of the Audit and Compensation Committees

                   Dr. Lee has served as a director since 1992. He is President and Chief Executive Officer of the Institute of Gas Technology ("IGT") (a United States based energy and environmental research and development organization providing global support to the natural gas industry) and a member of the IGT Board of Trustees and Executive Committee. He is Chairman of M-C Power Corp., a majority-owned subsidiary of IGT. Dr. Lee is also a director of Peerless Mfg. Co. and National Fuel Gas Company.

     Continuing Board Members

          Set forth below is information concerning the age, current term, committee memberships, the period served as director and business experience during the past five years with respect to those members of the Board of Directors whose current terms of office extend beyond 1998:

     Picture of          Calvin R. Carver, age 72
     Calvin R. Carver    Current term expires in 1999
                         Member of the Audit, Executive and Investment
                            Committees

                   Mr. Carver has served as a director of the Company since 1969. He served as Executive Vice President of the Company until his retirement in 1986. He is Vice President, Treasurer and a director of Penn-Jersey Pipe Line Co.


     Picture of Dr.      Dr. Vera King Farris, age 57
     Vera King Farris    Current term expires in 1999
                         Member of the Compensation and Investment
                            Committees

                   Dr. Farris has served as a director of the Company since 1994. She is President of The Richard Stockton College of New Jersey. She also serves as a director of Flagstar Companies, Inc. and on the boards of numerous educational and civic organizations.

     Picture of          James J. Forese, age 61
     James J. Forese     Current term expires in 2000
                         Member of the Audit, Compensation and Executive
                            Committees

                   Mr. Forese has served as a director of the Company since 1978. Since January, 1997 he has served as Executive Vice President and President, International Operations, of IKON Office Solutions (office equipment and supply systems). From January, 1996 to December, 1996, he served as Executive Vice President, Chief Operating Officer and a director of Alco Standard Corp. From October, 1993 through December, 1995 he served as General Manager of Customer Financing for International Business Machines Corporation ("IBM") and as Chairman of IBM Credit Corporation. From 1990 through 1993 he held the additional position of Vice President-Finance of IBM. Mr. Forese also serves as a director of American Management Systems, Inc. and Unisource World Wide Corporation.

     Picture of          R. Van Whisnand, age 53
     R.Van Whisnand      Current term expires in 2000
                         Member of the Compensation and Executive
                            Committees

                   Mr. Whisnand has served as a director since 1982. Since March, 1995 he has served as a principal of Fox Asset Management (investment management firm). Prior thereto, he served as a partner in Combined Capital Management.

     Picture of          John Winthrop, age 61
     John Winthrop       Current term expires in 1999
                         Member of the Audit and Investment Committees

                   Mr. Winthrop has served as a director since 1978. He is President of John Winthrop & Co., Inc. and a partner of Winthrop Melhado Flynn (both investment management firms). He also serves as a director of the American Farmland Trust and the Pioneer Funds.

     Meetings and Committees of the Board of Directors

          The Board of Directors holds regular meetings every other month and special meetings as necessary from time to time. The Board held eight meetings during fiscal year 1997. During the year, total attendance at Board and Committee meetings was 94%. No member of the Board attended fewer than 75% of the aggregate of meetings of the Board and meetings of Committees on which such director served. The Board has an Executive, Audit, Compensation and Investment Committee and does not have a Nominating Committee. Information on the Committees of the Board is set forth below.

          The Executive Committee has the authority (with certain exceptions) to take such actions as the Board of Directors is authorized to take. The Committee does not hold regularly scheduled meetings, but remains on call. The Committee held no meetings during fiscal year 1997. The current members of the Executive Committee are Calvin R. Carver, James J. Forese, John Kean (Chairman), John Kean, Jr. and R. Van Whisnand.

          The Audit Committee has the responsibility to review and approve the scope of the annual audit; recommend to the Board the appointment of independent public accountants; review the adequacy of the Company's system of internal controls; and review any non-audit services provided by the independent public accountants. The Committee met three times during fiscal year 1997. The current members of the Audit Committee are Calvin R. Carver, James J. Forese (Chairman), Bernard S. Lee and John Winthrop.

          The Investment Committee has the responsibility to oversee the investment of assets held by the Company's retirement plans and savings and investment plans. The Committee selects investment managers, establishes guidelines under which they operate and reviews their performance. The Committee met five times during fiscal year 1997. The current members of the Investment Committee are Calvin R. Carver (Chairman),Vera King Farris, John Kean and John Winthrop.

          The Compensation Committee has the responsibility to review and make recommendations to the Board of Directors regarding the annual salaries and cash bonuses to be paid to officers of the Company, its divisions and subsidiaries; review and make recommendations to the Board concerning the Company's executive compensation policies, practices and objectives; administer the Company's 1988 Stock Plan and 1996 Stock Option and Stock Award Plan (the "Stock Plans"); and make grants and awards under the Stock Plans, establishing vesting and other criteria applicable to any such grants and awards. The Committee met three times in fiscal year 1997. For additional information on the role and activities of the Committee, please see "Compensation Committee Report on Executive Compensation" located later in this Proxy Statement. The current members of the Compensation Committee are Vera King Farris, James J. Forese, Bernard S. Lee and R. Van Whisnand (Chairman).

     Compensation of Directors

          The compensation program for directors is designed to closely align the interests of directors with the interests of shareholders. Each non-employee director of the Company (with the exception of John Kean) is paid a retainer fee pursuant to the Company's Stock Plans that consists of a deferred grant of shares of Common Stock. The number of shares of Common Stock to be allocated to a non-employee director's account every year is determined by dividing the annual Board retainer (plus the annual Committee chair retainer, if applicable) by the fair market value of the Common Stock on the date of the annual organization meeting of the Board. Currently, the annual Board retainer for non-employee directors is $15,000 and the annual Committee chair retainer is $2,500. In addition to these shares, the accounts of non-employee directors are credited on each Common Stock dividend payment date with that number of additional shares that could have been purchased on the accrued shares in the account had the shares been issued and the dividends reinvested. The number of shares accrued to a director are issued upon the director's retirement or other termination of the director's service as a member of the Board. As of September 30, 1997, the total deferred grants for non-employee directors provide for the issuance of 28,067 shares of Common Stock. In addition to these retainers, non-employee directors (with the exception of John Kean) are paid $600 for attendance at each regular or special meeting of the Board of Directors and any Committee thereof.

          The Company is party to a Consulting Agreement, dated March 24, 1995, with John Kean, who retired as Chief Executive Officer of the Company effective April 1, 1995. The Agreement has a three-year term and expires on March 31, 1998. Under the Agreement, Mr. Kean provides consulting services to the Company for up to 110 hours each calendar month. The Agreement requires Mr. Kean to devote sufficient time and effort to perform such duties as may be assigned by the Company or the Board of Directors from time to time. The Agreement also provides that, during the term of the Agreement, if Mr. Kean remains a director, he shall hold the position of Chairman of the Board. In consideration of the services rendered under the Agreement, the Company provides Mr. Kean with an annual fee of $150,000 and office space, clerical support, expense reimbursement and life, health and medical coverages similar to those previously provided to him when he was an employee of the Company. During fiscal year 1997 the Board of Directors awarded Mr. Kean $25,000 in recognition of his exceptional service under the Agreement. Other than the amounts paid and the benefits provided under the Agreement, Mr. Kean does not receive any additional compensation for serving on the Board or Committees of the Board of the Company, its divisions or subsidiaries. The Agreement will terminate automatically in the event of Mr. Kean's death and may be terminated by the Company for cause or if Mr. Kean should become disabled. Mr. Kean may terminate the Agreement for "Good Reason" (as defined in the Agreement) following a change in control of the Company, upon the impairment of his health or upon thirty days prior written notice. Upon a change in control of the Company, the Agreement is automatically extended for three years following such change in control. In addition, if, following a change in control, the Agreement is terminated by Mr. Kean for Good Reason or by the Company (or its successor) other than as a result of Mr. Kean's disability or for cause, Mr. Kean shall be entitled to receive (i) an amount equal to the amounts which would have otherwise been paid to him if the Agreement had remained in effect through its term, (ii) the continuation of benefits through the term of the Agreement, and (iii) an amount, if necessary, in order to offset the impact of the application of any excise tax imposed under the Internal Revenue Code upon the value of such payments and benefits.

          Calvin R. Carver and John Kean currently serve as members of the Advisory Board of the Company's Elizabethtown Gas division. Mr. Kean receives no additional compensation for serving on this Board and Mr. Carver is paid a $1,000 annual retainer and $450 for each Elizabethtown Gas Board and Committee meeting attended.

          The Company has in effect a retirement plan for directors. To be eligible for retirement benefits under the Plan, a director must have served as a director for at least ten years, with a minimum of five years of service as a non-employee of the Company and its subsidiaries. An eligible participant in the Plan will be paid, upon retirement at or after age 70, an annual retirement benefit for life equal to the value of the annual Board retainer in effect at the time of the director's retirement, subject to a minimum annual benefit of $8,000.

     Compensation Committee Interlocks and Insider Participation

          Proxy disclosure rules require the Company to report certain relationships involving the Company in which members of the Compensation Committee have a direct or indirect material interest. Also required is disclosure of interlocking relationships among Compensation Committee members and those executive officers of the Company, if any, who also serve as members of compensation committees or executive officers at other companies. The purpose of these requirements is to allow shareholders to assess the independence of the Company's Compensation Committee members in making executive compensation decisions and recommendations. While the Company has had transactions with companies and firms with which certain members of the Compensation Committee are, or at some point during fiscal year 1997 were, affiliated as an officer and/or director, there are no such relationships in which members of the Committee have a direct or indirect material interest. In addition, there are no interlocking relationships of the nature described above involving members of the Compensation Committee. The members of the Compensation Committee are Vera King Farris, James J. Forese, Bernard S. Lee and R. Van Whisnand (Chairman).

     Certain Transactions

          Companies and firms with which certain directors are, or during fiscal year 1997 were, affiliated as an officer and/or director had transactions in the ordinary course of business with the Company during fiscal year 1997 and similar transactions are expected to occur in the future. Except as discussed in the next paragraph, none of these directors had a direct or indirect material interest in such transactions. The companies or firms involved in these transactions and the related directors are: E'Town Corporation and Elizabethtown Water Company (John Kean), Fox Asset Management (R. Van Whisnand), Institute of Gas Technology (John Kean, Jr. and Bernard S. Lee), IKON Office Solutions (James J. Forese) and Penn-Jersey Pipeline Co. (Calvin R. Carver).

          In 1987, Elizabethtown Gas Company entered into an Agreement of Lease with Liberty Hall Joint Venture for the occupancy of approximately 160,000 square feet of a 200,000 square foot office building in Union, New Jersey. The Joint Venture participants are Cali Liberty Hall Associates (a New Jersey general partnership) and a Kean family trust of which John Kean is a trustee. All negotiations relative to the lease were conducted between Elizabethtown Gas Company and Cali Liberty Hall Associates. No person involved with the Kean family trust participated in such discussions. The annual base rent is approximately $2.9 million from 1996 through 1999, $3.3 million from 2000 through 2004, and $3.7 million from 2005 through 2009.

     Family Relationships

          John Kean is the father of John Kean, Jr.

          THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE FOR THE ELECTION OF THE DIRECTOR NOMINEES LISTED ABOVE. Proxies solicited by management will be voted FOR the election of all director nominees unless contrary voting instructions are indicated.

                              PROPOSAL NUMBER TWO
       APPROVAL OF AN AMENDMENT TO THE 1996 STOCK OPTION AND STOCK AWARD
                                      PLAN
          The Board of Directors has approved and is unanimously recommending that shareholders approve an amendment to the NUI Corporation 1996 Stock Option and Stock Award Plan (the "1996 Stock Plan") to increase by 350,000 the number of shares of Common Stock authorized for issuance under the 1996 Stock Plan to an aggregate of 600,000 shares. The amendment and 1996 Stock Plan are summarized below.

     Description of the Amendment

          The amendment increases by 350,000 the number of shares of Common Stock authorized for issuance under the 1996 Stock Plan to an aggregate of 600,000 shares. If approved by shareholders, the amendment will be effective immediately.

     Reasons for the Amendment

          The 1996 Stock Plan is one of several initiatives undertaken by the Board in order to align the interests of the Company's management with the interests of shareholders and to attract, retain and motivate key employees through participation in the long-term growth and financial success of the Company. The Compensation Committee of the Board has utilized shares available under the 1996 Stock Plan to make grants of performance-based restricted Common Stock to key employees. The terms of these grants require certain Company performance objectives to be attained in order for ownership of the shares to vest. For a further discussion of the Compensation Committee's philosophy of aligning the interests of management with the interests of shareholders, and for more details concerning these restricted stock grants, please see the ``Compensation Committee Report on Executive Compensation'' located later in this Proxy Statement. As of November 30, 1997, only 41,926 shares remained available for the granting of stock options and stock awards under the 1996 Stock Plan. The amendment to the 1996 Stock Plan to increase the number of shares authorized for issuance is intended to enable the Board to continue the purposes of the 1996 Stock Plan.

     Description of the 1996 Stock Plan

          The 1996 Stock Plan was originally approved by shareholders on March 12, 1996. The following description of the material features of the 1996 Stock Plan is qualified in its entirety by reference to the full text of the 1996 Stock Plan. A copy of the 1996 Stock Plan is available upon a shareholder's written request to NUI Corporation, 550 Route 202-206, P. O. Box 760, Bedminster, New Jersey 07921, Attention: Corporate Secretary.

          The 1996 Stock Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"). The 1996 Stock Plan requires that the Committee be comprised of at least three members, each of whom must be a "disinterested person" within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time (the "Code"). The Committee has, among other powers, the power to interpret, waive, amend, and establish rules and regulations for the 1996 Stock Plan.

          Subject to the terms and conditions of the 1996 Stock Plan, the Committee has the sole and complete authority to grant to eligible participants one or more grants or awards, including incentive stock options, nonqualified stock options, stock appreciation rights, bonuses payable in stock and restricted stock, or any combination thereof. The Committee has the sole discretion to determine the amount of any such grants or awards, provided however, that no participant may receive grants or awards totaling more than 20 percent of the total shares authorized for issuance under the 1996 Stock Plan. The Committee also has the sole authority to establish vesting periods and/or performance-based goals that must be attained in order for the participant to be able to exercise any stock option or stock appreciation right or to obtain ownership of shares subject to a stock grant or award.

          All stock options, stock appreciation rights and stock grants and awards are subject to agreements which must be approved by the Committee. The Agreement must set forth the terms and conditions of any such grants and awards and the conditions, if any, that must be satisfied by participants in order to obtain the benefits of the grants or awards. The Committee may provide in the Agreements that, in the event of a change in control of the Company, outstanding awards will vest, become immediately exercisable or payable and have all restrictions lifted. All grants and awards are non-transferable.

          The 1996 Stock Plan also provides for the payment of annual retainers to non-employee members of the Board of Directors for their service as members of the Board and for service as the chair of a Board Committee in the form of deferred grants of Common Stock. The number of shares of Common Stock to be allocated to a non-employee director's account every year is determined by dividing the annual Board retainer (plus the annual Committee chair retainer, if applicable) by the fair market value of the Common Stock on the date of the annual organization meeting of the Board. Currently, the annual Board retainer for non-employee directors is $15,000 and the annual Committee chair retainer is $2,500. In addition to these shares, the accounts of non-employee directors are credited on each Common Stock dividend payment date with that number of additional shares that could have been purchased on the accrued shares in the account had the shares been issued and the dividends reinvested. The number of shares accrued to a director are issued upon the director's retirement or other termination of the director's service as a member of the Board. As described earlier in this Proxy Statement under "Compensation of Directors", the Company has a Consulting Agreement with John Kean, Chairman of the Board. Under the Agreement, he receives no Board or Committee chair retainers. Accordingly, although he is a non-employee director, he is not a Consulting Agreement.

     Eligible Participants

          Under the 1996 Stock Plan, key salaried employees, including officers, of the Company, its divisions and subsidiaries are eligible to receive grants and awards. There are approximately thirty officers. The determination of those employees who shall receive grants and awards is determined by the Committee in its sole discretion.

     Amendments Permitted to the 1996 Stock Plan Without Shareholder
     Approval

          The Board of Directors may amend, alter or discontinue the 1996 Stock Plan at any time provided that no amendment, alteration or discontinuation shall be made which would impair the rights of any holder of a grant or award without the participant's written consent, or which, without shareholder approval, would (i) increase the maximum number of shares of Common Stock with respect to which grants and awards may be made (except for permitted adjustments applicable to changes in the outstanding Common Stock), (ii) decrease the exercise price for options below 100% of the fair market value of the Common Stock on the date of grant (except for permitted adjustments arising as a result of changes in the outstanding Common Stock), (iii) materially change the class of persons eligible to receive grants and awards, (iv) extend the ten-year term of the 1996 Stock Plan, or (v) materially increase in any other way the benefits accruing to participants.

     Discussion of Federal Income Tax Consequences

          Set forth below is a summary of the federal income tax consequences relating to grants and awards under the 1996 Stock Plan. The Plan has been designed to meet the requirements of Section 162(m) of the Code. The tax consequences of stock options, stock awards, and stock appreciation rights are complex. Therefore, the description of tax consequences set forth below is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances.

     Incentive Stock Options

          No taxable income is recognized by the optionee upon the grant or exercise of an incentive stock option ("ISO") that meets the requirements of Section 422 of the Code. However, the exercise of an ISO may result in alternative minimum tax liability for the optionee. If no disposition of shares issued to an optionee pursuant to the exercise of an ISO is made by the optionee within two years from the date of grant or within one year after the date of exercise, then upon sale of such shares, any amount realized in excess of the exercise price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss, and no deduction will be allowed to the Company for federal income tax purposes.

          If shares of Common Stock acquired upon the exercise of an ISO are disposed of prior to the expiration of the two-year and one-year holding periods described above (a "disqualifying disposition"), generally the optionee will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares on the date of exercise (or, if less, the amount realized on the arm's length sale of such shares) over the exercise price of the underlying options, and the Company will be entitled to deduct such amount. Any gain realized from the shares in excess of the amount taxed as ordinary income will be taxed as capital gain and will not be deductible by the Company.

          An ISO will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment, except in certain cases where the ISO is exercised after the death or permanent and total disability of the optionee. If an ISO is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a nonqualified stock option ("NQO").

     Nonqualified Stock Options

          No taxable income is recognized by the optionee at the time an NQO is granted under the 1996 Stock Plan. Generally, on the date of exercise of an NQO, ordinary income is recognized by the optionee in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise, and the Company receives a tax deduction for the same amount. Upon disposition of the shares acquired, an optionee generally recognizes the appreciation or depreciation on the shares after the date of exercise as either short-term or long-term capital gain or loss depending on how long the shares have been held.

          If the stock received upon exercise of an option or stock appreciation right is subject to a substantial risk of forfeiture, the income and the deduction, if any, associated with such award may be deferred in accordance with the rules described below for restricted stock.

     Stock Appreciation Rights

          No income will be recognized by an optionee in connection with the grant of a stock appreciation right ("SAR"). When the SAR is exercised, the optionee will generally be required to include as taxable ordinary income in the year of such exercise an amount equal to the amount of cash received and the fair market value of any stock received. The Company will generally be entitled to a deduction equal to the amount included as ordinary income by such optionee.

     Restricted Stock

          A recipient of restricted stock generally will be subject to tax at ordinary income rates on the excess of the fair market value of the stock (measured at the time the stock is either transferable or is no longer subject to forfeiture) over the amount, if any, paid for such stock. However, a recipient who elects under Section 83(b) of the Code within 30 days of the date of issuance of the restricted stock to be taxed at the time of issuance of the restricted stock will recognize ordinary income on the date of issuance equal to the fair market value of the shares of restricted stock at the time (measured as if the shares were unrestricted and could be sold immediately), minus any amount paid for such stock. If the shares subject to such election are forfeited, the recipient will be entitled to a capital loss for tax purposes only for the amount paid for the forfeited shares, not the amount recognized as ordinary income as a result of the Section 83(b) election. The holding period to determine whether the recipient has long-term or short-term capital gain or loss upon sale of the shares begins when the forfeiture period expires (or upon issuance of the shares, if the recipient elected immediate recognition of income under Section
     83(b) of the Code).

          Non-employee directors who receive deferred grants of restricted stock will generally recognize as ordinary income the market value of the shares of Common Stock on the date when the shares are issued upon the director's retirement or other termination of the director's Board service.

     Plan Benefits Under the 1996 Stock Plan

          As of November 30, 1997, the number of shares of Common Stock relating to restricted stock awards granted under the 1996 Stock Plan to each of the executive officers named in the Summary Compensation Table is as follows: John Kean, Jr.-45,000; Frank T. Bahniuk-11,810; Lyle C. Motley, Jr.-13,809; James R. Van Horn-9,875; Victor Fortkiewicz-10,366; All Executive Officers as a Group-151,455; Non-Executive Directors as a Group-6,176 and All Other Key Employees as a Group-62,088.

          The closing price of NUI Corporation Common Stock on
     November 30, 1997 was $24.69 per share.

     Approval

          Approval of the amendment to the 1996 Stock Plan requires the affirmative vote of a majority of the votes cast at the Annual Meeting. The Board of Directors believes that the approval of the amendment of the 1996 Stock Plan is in the best interests of the Company since it will enable the Board to continue the purposes of the 1996 Stock Plan, as discussed above.

          THE BOARD OF DIRECTORS HAS UNANIMOUSLY ADOPTED THE AMENDMENT TO THE 1996 STOCK PLAN AND RECOMMENDS SHAREHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT. Proxies solicited by management will be voted FOR this proposal unless a vote against this proposal or abstention is specifically indicated.

                             PROPOSAL NUMBER THREE
       APPROVAL OF AN AMENDMENT TO THE 1996 EMPLOYEE STOCK PURCHASE PLAN

          The Board of Directors has approved and is unanimously recommending that shareholders approve an amendment to the NUI Corporation 1996 Employee Stock Purchase Plan (the "Employee Plan") to increase by 100,000 the number of shares of Common Stock authorized for issuance under the Employee Plan to an aggregate of 240,000 shares. The amendment and the number of shares authorized for issuance is intended to enable the Company to continue the purposes of the Employee Plan.

     Reason for the Amendment

          The Employee Plan is designed to encourage employees to increase their ownership interest in the Company and to motivate them to exert their maximum efforts toward the success of the Company. The Employee Plan is one of several initiatives undertaken by the Board in order to align the interests of the Company's employees with the interests of shareholders. All employees who have been employed with the Company or one of its divisions or subsidiaries for at least six months are eligible for participation in the Employee Plan. Accordingly, approximately 1,000 employees are eligible. As of November 30, 1997, 232 employees are participants in the Employee Plan and only 86,265 remained available for issuance under the Employee Plan. The amendment to the Employee Plan to increase the number of shares authorized for issuance is intended to enable the Company to continue the purposes of the Employee Plan.

     Description of the Amendment

          The Amendment increases by 100,000 the number of shares of Common Stock authorized for issuance under the Employee Plan to an aggregate of 240,000. If approved by shareholders, the amendment shall be effective immediately.

     Description of the Employee Plan

          The Employee Plan was originally approved by Company shareholders on March 12, 1996. The following description of the material features of the Employee Plan is qualified in its entirety by reference to the full text of the Employee Plan. A copy of the Employee Plan is available upon a shareholder's written request to NUI Corporation, 550 Route 202-206, P.O. Box 760, Bedminster, New Jersey 07921, Attention: Corporate Secretary.

          The Employee Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Employee Plan requires that the Committee be comprised of at least three directors, each of whom shall be a "disinterested person" within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time (the "Code").

          Employees eligible to participate in the Employee Plan consist of all employees of the Company and participating subsidiaries of the Company who have been employed for at least six months and who regularly work at least twenty hours per week ("Participants"). Participants are entitled to purchase shares of the Company's Common Stock in the following ways: (i) by designating a percentage of their pay ranging from one percent (1%) to a maximum of ten percent (10%) to be withheld on a regular basis in order to purchase shares of the Company's Common Stock monthly ("Payroll Payments"); (ii) by delivering to the Company funds in the minimum amount of $100 and a maximum amount of 10% of their current annual salary within three business days of the end of a month to purchase shares of Common Stock ("Optional Payments"); or (iii) through a combination of Payroll Payments and Optional Payments. In no event, however, may more than 10% of an employee's annual salary be used to purchase shares under the Employee Plan during any Plan Year. For purposes of the Employee Plan, a "Plan Year" is the calendar year. In order to be eligible to make Payroll Payments, enrollment and payroll deduction forms must be filed by specified dates. Once enrolled for Payroll Payments, a Participant will continue to be enrolled in subsequent months at the percentage of pay selected until the Participant either elects a different rate by filing appropriate forms or terminates Payroll Payments.

          On a monthly basis, the agent for the Employee Plan credits to the account of a Participant the number of whole shares of Common Stock derived by dividing the total amount of the Participant's Payroll Payments during the month plus any Optional Payments made by the Participant by the lesser of (i) 85% of the fair market value of the Common Stock on the first business day of the month, and (ii) 85% of the fair market value of the Common Stock on the last business day of the month. For purposes of the Employee Plan, the "fair market value" of the Common Stock on a particular day is the mean between the highest and lowest prices at which the Common Stock is traded on a national securities exchange or, if there is no sale on such exchange on such date, the mean between the bid and asked prices on such exchange at the close of the market on such date, or if the market is closed on such date, the nearest prior trading day.

          A Participant may withdraw Payroll Payments credited to the Participant's account under the Employee Plan if the amounts have not already been used to purchase Common Stock by giving at least ten days prior written notice. The cash balance will then be paid to the Participant and no further payroll deductions will be made from the Participant's pay until the Participant re-enrolls for such payroll deductions.

          Participants are required to hold shares acquired under the Employee Plan for at least six months. In the event that a Participant violates this requirement, the Participant will be suspended from the Employee Plan. The Participant will not be permitted to re-enroll in the Payroll Payments feature for six months from the violation and will not be permitted to participate in the Optional Payments feature for the remainder of the Plan Year in which the violation occurred and the next succeeding Plan Year. Participants do not have the ability to assign or transfer their rights to purchase Common Stock under the Employee Plan.

          In the event that the outstanding shares of Common Stock of the Company have been increased, decreased, changed into or exchanged for a different number or kind of shares of Company securities through reorganization, merger, recapitalization, reclassification, stock split, reverse stock split or similar transaction, the Committee may make appropriate adjustments to the number and/or kind of shares which may be offered under the Employee Plan.

          The Board of Directors has the authority to terminate or amend the Employee Plan at any time, provided that the Board may not, without the approval of the shareholders of the Company, increase the maximum number of shares which may be issued under the Employee Plan (except as set forth in the immediately preceding paragraph), amend the requirements as to the employees eligible to participate in the Employee Plan or permit members of the Committee to participate in the Employee Plan.

     Tax Consequences of the Employee Plan

          The rights to purchase Common Stock granted to Participants under the Employee Plan constitute nonqualified options ("NQO") for Federal income tax purposes. No taxable income is recognized by the Participant at the time an NQO is granted under the Employee Plan. Generally, on the date of exercise of an NQO, ordinary income will be recognized by the Participant in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise, and the Company receives a tax deduction for the same amount. Upon disposition of the shares acquired, the Participant generally recognizes the appreciation or depreciation on the shares after the date of exercise as either short-term or long-term capital gain or loss depending on how long the shares have been held. The Participant's basis in the shares will generally be equal to the price paid for the shares plus an amount equal to the discount on the purchase price included as ordinary income.

     Plan Benefits Under the Employee Plan

          As of November 30, 1997, the total number of shares of Common Stock purchased under the Employee Plan by each of the executive officers named in the Summary Compensation Table is as follows: John Kean, Jr.-3,046; Frank T. Bahniuk-0, Lyle C. Motley, Jr.-1,098; James R. Van Horn-1,020; Victor Fortkiewicz-1,336; All Executive Officers as a Group-10,124 and All Other Employees as a Group-45,629.

          The closing price of the NUI Corporation Common Stock on November 30, 1997 was $24.69 per share.

     Approval

          Approval of the amendment to the Employee Plan requires the affirmative vote of a majority of the votes cast at the Annual Meeting. The Board of Directors believes that the approval of the amendment to the Employee Plan is in the best interests of the Company since it will permit the Company to continue the purposes of the Employee Plan as discussed above.

          THE BOARD OF DIRECTORS HAS UNANIMOUSLY ADOPTED THE AMENDMENT TO THE EMPLOYEE PLAN AND RECOMMENDS SHAREHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT TO THE EMPLOYEE PLAN. Proxies solicited by management will be voted FOR this proposal unless a vote against this proposal or abstention is specifically indicated.


                              PROPOSAL NUMBER FOUR
                            RATIFICATION OF AUDITORS

          The accounting firm of Arthur Andersen LLP, 1345 Avenue of the Americas, New York, N.Y. 10105 has been selected by the Board of Directors, upon the recommendation of its Audit Committee, to serve as independent public accountants for the Company and its subsidiaries for the fiscal year ending September 30, 1998. This firm has served as auditors for the Company since 1969. It is expected that representatives of Arthur Andersen LLP will be present at the Annual Meeting. They will have the opportunity to make a statement and will be available to respond to appropriate questions.

          THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE APPOINTMENT OF ARTHUR ANDERSEN LLP AND RECOMMENDS SHAREHOLDERS VOTE FOR THE RATIFICATION OF THIS APPOINTMENT. Proxies solicited by management will be voted FOR this proposal unless a vote against this proposal or abstention is specifically indicated. In the event of an insufficient number of votes to ratify this appointment, the Board of Directors will reconsider its selection of Arthur Andersen LLP as independent public accountants.

                   OWNERSHIP OF VOTING SECURITIES BY CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

          Security Ownership of Certain Beneficial Owners. The Company's management is not aware of any share-holder who owns beneficially more than five percent of the Company's Common Stock.

          Security Ownership of Management. The following table shows, as of November 30, 1997, the number and percent of the shares of Common


     Stock beneficially owned by each director, each executive officer listed in the Summary Compensation Table and all directors and executive officers of the Company as a group:

      Title of     Beneficial Owner        Number of      Percent of
      Class                                Shares         Class
                                           (1)(2)

     Common Stock  Calvin R. Carver        128,033(3)     1.03%
                   Vera King Farris          3,385        *
                   James J. Forese           5,520        *
                   John Kean               204,877(4)     1.65%
                   John Kean, Jr.           93,938        *
                   Bernard S. Lee            9,241(5)     *
                   R. Van Whisnand           5,520        *
                   John Winthrop            11,217        *
                   Frank T. Bahniuk         21,308        *
                   Victor A. Fortkiewicz    16,849        *
                   Lyle C. Motley, Jr.      26,597        *
                   James R. Van Horn       15,778        *

                   19 directors and
                   executive officers as
                   a group                 642,424        5.17%

     * Less than 1.0%.

     1.Includes (a) the number of shares of Common Stock issuable to non-employee directors upon termination of Board service in payment for their annual Board and Committee chair retainers, as follows:
       Calvin R. Carver, James J. Forese and R. Van Whisnand, 5,370 shares each; John Winthrop, 4,790 shares; Bernard S. Lee, 4,192 shares; Vera King Farris, 2,975 shares; and all directors as a group, 28,067 shares; (b) shares of restricted stock, as follows: John Kean, Jr., 39,225 shares; Frank T. Bahniuk, 10,003 shares; Victor
       A. Fortkiewicz, 9,668 shares; Lyle C. Motley, Jr., 11,452 shares; James R. Van Horn, 8,287 shares; and all directors and officers as a group, 127,379 shares; and(c) shares that are subject to currently exercisable stock options, as follows: John Kean, Jr., 5,000 shares; and all directors and officers as a group, 5,000 shares.

     2.Except as noted, each beneficial owner listed has sole voting and investment power with respect to the shares indicated next to such person's name.

     3.Includes 600 shares with respect to which Mr. Carver disclaims beneficial ownership.

     4.Includes 157,407 shares over which John Kean has shared voting and investment power as a co-trustee under various trusts for the benefit of members of the Kean family.

     5.Includes 1,000 shares held by Dr. Lee's wife.

     EXECUTIVE OFFICERS

          The following information is provided with respect to each executive officer of the Company. Officers are elected annually at the first meeting of the Board of Directors following the Annual Meeting. There are no arrangements or understandings between any officer and any other person pursuant to which the officer was selected.

        John Kean, Jr., age 40
        President and Chief Executive Officer

          Since April, 1995 Mr. Kean has served as President and Chief Executive Officer of the Company. From October, 1994 through March, 1995 he served as President and Chief Operating Officer. From March, 1993 to September, 1994 he served as Executive Vice President of Elizabethtown Gas. Prior thereto, he served as Chief Financial Officer of the Company. He held the additional position of Executive Vice President of the Company from January, 1992 to September, 1994.

        A. Mark Abramovic, age 49
        Senior Vice President and Chief Financial Officer

          Mr. Abramovic has served as Senior Vice President and Chief Financial Officer of the Company since September, 1997. From December, 1993 to August, 1997 he served as Senior Vice President and Chief Financial Officer of Equitable Resources, Inc. Prior thereto, he served as Vice President and Chief Financial Officer of Connecticut Natural Gas Corporation.

        Frank T. Bahniuk, age 60
        Senior Vice President-Energy Management

          Mr. Bahniuk has served as Senior Vice President of the Company since August, 1994. Prior thereto, he served as Senior Vice
     President of Elizabethtown Gas. He also serves as President of NUI Energy, Inc. and NUI Energy Brokers, Inc.

        Michael J. Behan, age 51
        Vice President-New Ventures

          Mr. Behan has served as Vice President of the Company since March, 1993. Prior thereto, he served as Assistant Vice President of the Company. He also serves as President of NUI Environmental Group, Inc. and Utility Business Services, Inc.

        James W. Crowley, Jr., age 58
        Vice President-Customer Service

          Mr. Crowley has served as Vice President of the Company since March, 1996. Prior thereto, he served as Vice President-Customer Field Services of The Brooklyn Union Gas Company.

        Victor A. Fortkiewicz, age 45
        President-Northern Division

          Mr. Fortkiewicz has served as President of the Northern Division in January, 1997. From October, 1995 to December, 1996 he served as Vice President of the Company. Prior thereto, he served as Vice President of Elizabethtown Gas.

        Richard L. Gruber, age 38
        Vice President-Marketing

          Mr. Gruber has served as Vice President of the Company since January, 1996. He also serves as President of NUI Energy Solutions, Inc. From 1994 until January, 1996 he served as Managing Member for Exchange Development Company, L.L.C. Prior thereto, he served as Director of Business Development for Electronic Data Systems, Inc.

        Robert F. Lurie, age 40
        Vice President-Corporate Development and Treasurer

          Mr. Lurie has served as Vice President-Corporate Development and Treasurer of the Company since March, 1997. He has served as Treasurer since February, 1994 and Vice President since March, 1996. Prior to February, 1994, he served as Director of the Office of Public Finance for the Treasury Department of the State of New Jersey.

        Lyle C. Motley, Jr., age 56
        President-Southern Division

          Mr. Motley has served as President of the Southern Division since April, 1995. Prior thereto, he served as President of Pennsylvania and Southern Gas Company, which was acquired by the Company in April, 1994.

        Richard J. O'Neill, age 58
        Vice President-Human Resources

          Mr. O'Neill has served as Vice President of the Company since October, 1995. From April, 1995 through September, 1995, he served as Senior Vice President, and prior thereto as Group Vice
     President, of Elizabethtown Gas.

        James R. Van Horn, age 41
        Vice President, General Counsel and Secretary

          Mr. Van Horn has served as General Counsel and Secretary of the Company since June, 1995 and Vice President since March, 1996. Prior to June, 1995, he served as Senior Vice President, General Counsel and Secretary of Citizens First Bancorp, Inc. and Citizens First National Bank of New Jersey.

        David P. Vincent, age 54
        Vice President-Information Technology

          Mr. Vincent has served as Vice President since March, 1996. He served as Chief Technology Officer of the Company from October, 1995 to March, 1996. From April through September, 1995, he served as a Senior Vice President of Elizabethtown Gas. From March, 1993 through March, 1995, he served as Executive Vice President and Chief Financial Officer of the Company and, prior thereto, he served as Executive Vice President of the Company.


     EXECUTIVE COMPENSATION

     Compensation Committee Report on Executive Compensation

          The Compensation Committee of the Board of Directors (the "Committee") is comprised of four independent, non-employee directors. The Committee has the responsibility of making recommendations to the Board concerning the Company's executive compensation policies, practices and objectives. The Committee makes recommendations to the Board concerning base salary levels and cash bonus awards for the officers of the Company, its divisions and subsidiaries. The Committee also administers the Company's 1988 Stock Plan and 1996 Stock Option and Stock Award Plan (the "Stock Plans"), making grants and awards under the Stock Plans to selected key employees in its discretion.

          In discharging its responsibilities, the Committee draws upon various resources, including, but not limited to, the varied business experiences and knowledge of Committee members and other non-employee directors in the area of executive compensation and the advice of independent compensation experts. These resources allow the Committee to stay abreast of current trends and developments in executive compensation and provide valuable guidance to the Committee in making decisions and recommendations to the Board of Directors.

          The Committee strongly believes that the executive compensation program should be designed to align the interests of management closely with the interests of shareholders and to tie compensation levels to the performance of the Company and the achievement of long-term and short-term goals and objectives. The Committee also recognizes the importance of a strong executive compensation program to attract and retain qualified executives. Accordingly, the program is designed to:

        Provide short-term incentives for individual and Company performance through the payment of cash bonuses;

        Provide long-term incentives for enhancing shareholder value through equity-based compensation which is earned upon the achievement of specific Company performance goals; and

        Provide the Company with the ability to attract, motivate and retain key executives who are critical to the success of the Company through the payment of competitive base salaries, the opportunity to earn incentive compensation and through the provision of a competitive benefits package.

          The components of the Company's executive compensation program are base salary, annual cash bonuses, long-term incentive compensation and various benefits. Long-term compensation is comprised of grants and awards under the Company's Stock Plans pursuant to which the Committee may make stock awards and grants of restricted stock, stock options and stock appreciation rights. The benefits provided to executives include medical, retirement and savings plans which are available to employees generally and supplementary medical and retirement plans that are not available to employees generally.

          Consistent with the Committee's overall objective of aligning the interests of management with the interests of shareholders and providing an incentive for the enhancement of shareholder value, the Committee made grants of restricted Common Stock for fiscal year 1997 to certain key employees of the Company, including the officers listed in the Summary Compensation Table. The terms of these grants require that the Company achieve specific goals for earnings per share growth during each of the next four fiscal years in order for the recipients to receive all of the shares of Common Stock granted. Ownership of the shares will vest 50% after two years, 25% after the third year and 25% after the fourth year, subject to the condition that the performance objectives have been attained. If minimum performance targets are not met, shares are forfeited. The Committee has the authority to make adjustments to these performance goals if it deems such adjustments appropriate.

          In addition, to further align management's interest with NUI shareholders, the Committee recommended, and the Board of Directors approved, minimum stock ownership requirements for both officers and directors of the Company. The Board has required that the Chief Executive Officer own Company Common Stock with a market value equal to a minimum of four times his then current base salary. Other executive officers must own Common Stock with a market value equal to a minimum of two times their then current base salary; and non-executive officers at or above the level of Vice President must own Common Stock with a market value equal to their then current base salary. Only shares which are owned outright by these officers will be included in determining their compliance with these requirements; shares of restricted Common Stock which have not vested, as well as shares which have not yet vested under the Company's benefit plans, are not included in determining compliance. Members of the Board of Directors are required to own shares of Common Stock with a market value equal to a minimum of six times the then current value of the Board's annual retainer. This would be equivalent to $90,000 based upon the current retainer of $15,000 paid to members of the Board. For purposes of determining compliance with this requirement, shares owned outright by directors will be combined with any shares credited to their deferred stock accounts in accordance with the Stock Plans. These minimum stock ownership requirements were instituted in 1996 and officers and directors were give six years to comply. The purpose of these minimum stock ownership requirements is to help ensure the alignment of the interests of management and the Board of Directors with the interests of shareholders. The Committee regularly monitors the progress of officers and directors toward compliance.

          In establishing recommendations to be made to the Board of Directors for increases in base salary and for cash bonuses for the Company's executives, including the Chief Executive Officer, for fiscal year 1997, the Committee considered a number of factors, including various measures of the Company's financial performance, relative both to historical Company performance and the performance of other natural gas distribution companies. The Committee also considered management's achievement of a number of goals during the year, including net income and earnings per share objectives as well as the individual performance and contributions made by each executive officer. These factors were considered collectively, with no specific weight given to each factor. The general conclusion of the Committee after this evaluation was that, on an overall basis, salary increases should be in line with the average level of executive raises nationwide and cash bonus payments should reflect the significant improvement in the Company's financial results in fiscal year 1997 as well as the individual contributions of each executive officer to this and other Company achievements.

          The compensation paid to John Kean, Jr., President and Chief Executive Officer of the Company, with respect to fiscal year 1997 is set forth in the Summary Compensation Table. Mr. Kean's salary increased by 4.5% in 1997 from the salary he received in 1996. The cash bonus awarded to Mr. Kean, in the amount of $150,000, reflects an assessment of his high level of performance, as determined by the Committee and the Board of Directors. The factors considered by the Committee and the Board in reaching this conclusion included the favorable financial performance for the Company in fiscal year 1997 as evidenced by a 32% increase in net income and a 15% increase in earnings per share. Other factors included, but were not limited to the successful acquisition of a 49% interest in TIC Enterprises, LLC; the strong performance in the Company's gas distribution businesses; and the profitable growth of the Company's non-regulated businesses. None of these factors were given specific weight but instead were considered collectively. In order to provide a long-term incentive to Mr. Kean to continue to improve upon the financial performance of the Company and enhance shareholder value, the Committee awarded him 15,000 shares of restricted Common Stock. In order for Mr. Kean to obtain ownership of these shares, certain vesting and company performance conditions must be satisfied. This restricted stock award is consistent with the Committee's objective of aligning the interests of management with the interests of shareholders.

          The Committee believes that the Company's executive compensation program is well structured and provides maximum incentive to executives to continually improve upon the financial performance of the Company; to attract, retain and motivate key officers; and to enhance shareholder wealth.

     Members of the Compensation Committee
     R. Van Whisnand, Chairman
     Vera King Farris
     James J. Forese
     Bernard S. Lee


     Performance Graph

          The graph below reflects the performance of the Company's Common Stock during the past five fiscal years and compares that performance with the performance of a broad market index, the S & P 500, and the performance of an industry index during that same period of time. The industry index is an index of natural gas distribution companies prepared by Edward D. Jones & Co. The chart below tracks the performance of an investment of $100 on October 1, 1992 and assumes the reinvestment of dividends.


                          NUI TOTAL RETURN COMPARISON

     NUI         100.0     131.1    88.2     85.3      102.5    132.5

     Gas
     Utilities   100.0     125.1    110.3    125.1     151.5    179.0

     S&P 500     100.0     112.9    117.1    151.9     182.6    256.4

     Although the total return for NUI during the five-year period ending September 30, 1997 has lagged the Gas Utilities Index and the S&P 500, recently the Company's performance has been much stronger. Based upon the indices as well as the Company's performance shown above, from October 1, 1995 to September 30, 1997, the total return for NUI was 55.3%, as compared with a total return of 43.1% for the Gas Utilities Index. The total return for the S&P 500 during this period was 68.8%.
     The closing price of NUI Common Stock on September 30, 1997 was
     $23.50.

     Annual Compensation, Long-Term Compensation and All Other Compensation

          The following table summarizes the compensation paid during fiscal year 1997 to the Company's Chief Executive Officer and each of the four other most highly compensated executive officers.

                           Summary Compensation Table




                                      Annual         Long Term
                                   Compensation     Compensation

     Name and            Year    Salary    Bonus      Restricted
     Principal                     ($)      ($)         Stock     All Other
     Position                                           Awards    Compensation
                                                        ($)(1)       ($)(2)
     John Kean, Jr.      1997    $252,650  $150,000     $368,438    $ 5,366
     President and       1996     242,050   134,400      292,500      7,875
     Chief               1995     221,200      -0-       243,750      6,389
     Executive Officer

     Frank T. Bahniuk    1997    $160,650   $66,500     $ 98,250    $ 5,378
     Senior Vice         1996     154,500    56,200       78,000      5,304
     President-          1995     147,675    12,000       61,912     10,539
     Energy Management

     Lyle C. Motley,Jr.  1997    $162,225   $52,400     $110,531    $ 6,432
     President-          1996     155,625    50,400       87,750     28,720
     Southern Division   1995     117,644    15,000       78,146      6,643

     James R. VanHorn(3) 1997    $143,000   $66,500     $ 85,969    $ 4,489
     Vice   President,   1996     130,000    46,800       62,400      3,900
     General Counsel     1995      42,500    10,000       51,593        979
     and Secretary

     Victor A.
     Fortkiewicz         1997    $143,075   $57,100     $110,531    $ 4,557
     President-          1996     108,150    30,000       87,750      3,900
     Northern Division   1995     103,400       -0-       21,710      2,819

     (1) The number of shares of restricted stock granted to the listed officers with respect to fiscal year 1997 is as follows: John Kean, Jr.-15,000; Frank T. Bahniuk-4,000; Victor A. Fortkiewicz-4,500; Lyle
     C. Motley, Jr.-4,500; and James R. Van Horn-3,500. These shares will vest over a four year period as follows: 50% after two years, 25% after three years and 25% after four years. In order for recipients to receive the granted shares, specific performance goals must be achieved by the Company.

     (2) Includes the following amounts representing the employer match under qualified savings plans during fiscal year 1997: John Kean, Jr.- $5,366; Frank T. Bahniuk-$5,378; Victor A. Fortkiewicz-$4,557; Lyle C. Motley, Jr.-$5,604; and James R. Van Horn-$4,489. Also includes relocation reimbursement during fiscal year 1997 to Lyle C. Motley, Jr.-$828.

     (3) Mr. Van Horn joined the Company on June 5, 1995 and the compensation information for Mr. Van Horn in 1995 relates to the period of June 5, 1995 through September 30, 1995.


          Set forth below is information on current outstanding restricted stock for the listed officers as of September 30, 1997. Prior to vesting, the recipients receive dividends on these shares and have voting rights with respect to these shares.



     Name                Date   of   Number of              Vesting Schedule
                         Grant       Shares     Value on
                                     Remaining   9/30/97    Shares     Date

     John Kean, Jr.      11/22/93          700  $ 16,516       700   11/22/97
                         11/22/94        3,450  $ 81,399     1,725   11/22/97
                                                             1,725   11/22/98
                         11/28/95       15,000  $353,910     7,500   11/28/97
                                                             3,750   11/28/98
                                                             3,750   11/28/99
                         11/22/96       15,000  $353,910     7,500   11/22/98
                                                             3,750   11/22/99
                                                             3,750   11/22/00

     Frank T. Bahniuk    11/22/94          195  $  4,601        98   11/22/97
                                                                97   11/22/98
                         11/28/95        3,810  $ 89,893     1,905   11/28/97
                                                               953   11/28/98
                                                               952   11/28/99
                         11/22/96        4,000  $ 94,376     2,000   11/22/98
                                                             1,000   11/22/99
                                                             1,000   11/22/00
     Lyle C.
     Motley, Jr.         11/22/94           98  $  2,312        49   11/22/97
                                                                49   11/22/98
                         11/28/95        4,809  $113,464     2,405   11/28/97
                                                             1,202   11/28/98
                                                             1,202   11/28,99
                         11/22/96        4,500  $106,173     2,250   11/22/98
                                                             1,125   11/22/99
                                                             1,125   11/22/00

     James R. Van Horn   11/28/95        3,175  $ 74,911     1,588   11/28/97
                                                               794   11/28/98
                                                               793   11/28/99
                         11/22/96        3,200  $ 75,501     1,600   11/22/98
                                                               800   11/22/99
                                                               800   11/22/00
     Victor A.
     Fortkiewicz         11/28/95        1,336  $ 31,522       668   11/28/97
                                                               334   11/28/98
                                                               334   11/28/99
                         11/22/96        4,500  $106,173     2,250   11/22/98
                                                             1,125   11/22/99
                                                             1,125   11/22/00

     Options and Stock Appreciation Rights

          No options or Stock Appreciation Rights (SARs) were granted during fiscal year 1997 to any of the officers listed in the Summary Compensation Table and no outstanding options or SARs were repriced in the most recent fiscal year. The table set forth below provides information concerning all currently outstanding stock options held by officers listed in the Summary Compensation Table.

              Aggregated Option/SAR Exercises in 1997 Fiscal Year
                 Option and SAR Values as of September 30, 1997
                                                                          Value of
                                                                          Unexercised
                       Shares                                             In-the-Money
                      Acquired                Number of Securities        Options/SARs
                         on      Value        Underlying Unexercised      at FY-End
                      Exercise  Realized    Options/SARs at FY-End (#)    Exercisable/
       Name             (#)       ($)       Exercisable/Unexercisable     Unexercisable(1)
     John Kean, Jr.      -         -             5,000/-                       $29,845
     ---------------
<F1>
     (1)  The fair market value of the Common Stock as of September 30,
     1997 was $23.594. Mr. Kean has an option to purchase 5,000 shares at a per share exercise price of $17.625.

     Retirement Benefit Plans

          The executive officers of the Company, other than Lyle C. Motley, Jr., earn retirement benefits that may be payable under three separate plans: (1) the Company's Retirement Plan, a funded plan in which more than 70% of the Company's employees are eligible to participate; (2) the ERISA Excess Benefits Plan, an unfunded plan that is designed to provide benefits for those participants in the Retirement Plan for whom benefits are reduced by reason of the limitations imposed under Section 415 of the Internal Revenue Code of 1986, as amended from time to time (the "Code"); and (3) the Supplemental Retirement Benefits Plan, an unfunded plan that provides additional benefits to certain key employees, including those listed in the Summary Compensation Table. Lyle C. Motley, Jr. earns retirement benefits that may be payable under the following three separate plans: (1) the Pennsylvania & Southern Gas Company Employees Retirement Plan (the "P&S Retirement Plan"); (2) the City Gas Company of Florida Pension Plan (the "CGF Pension Plan"); and
     (3) the Supplemental Retirement Benefits Plan. While participants in the Retirement Plan and the ERISA Excess Benefits Plan become vested in their entitlement to benefits under vesting requirements established under the Employee Retirement Income Security Act of 1974, participants in the Supplemental Retirement Benefits Plan are eligible to receive benefits from the plan only if they reach retirement age while working for the Company.

          The Retirement Plan, which is funded entirely by the Company, provides that a participant retiring at or after age 65 (or at or after  age  62 with  at  least 25  years  of credited  service)  will
     receive   an  annual  retirement  benefit   equal  in  amount   (when
     calculated as a life annuity with two years certain) to 1-1/2% of the participant's final average compensation (the average of the


     highest sixty consecutive months' base salary) multiplied by the number of years of credited service. Benefits payable to participants in the Retirement Plan may be reduced by reason of the limitations imposed under Section 415 of the Code. The ERISA Excess Benefits Plan will pay the difference between the amount payable to the participant under the Retirement Plan and the amount the participant would have been paid but for the limitations imposed under Section 415 of the Code. Benefits under this plan are subject to the same terms and conditions as the benefits payable to the participant under the Company's Retirement Plan.

          The unfunded Supplemental Retirement Benefits Plan provides that each eligible employee who reaches retirement age while working for the Company will receive an annual retirement benefit equal in amount (when calculated as a life annuity with two years certain) to 2% of the participant's final average total compensation (the average of the highest sixty consecutive months' earnings, including cash bonuses earned) multiplied by the number of years of credited service up to a maximum of 60%. Benefits otherwise payable under the unfunded Supplemental Retirement Benefits Plan are reduced by
     amounts   payable   under  the   Retirement   Plan  and   the   ERISA
     ExcessBenefits Plan.

          The following table shows the maximum aggregate annual retirement benefit payable from all three plans at normal retirement age for various levels of final average compensation and years of service, assuming payment of benefits in the form of a life annuity with two years certain:
                                     Years of Service
     Remuneration           10 Years   20 Years  30 Years   40 years

     $ 50,000                $10,000   $ 20,000  $ 30,000   $ 30,000
      100,000                 20,000     40,000    60,000     60,000
      150,000                 30,000     60,000    90,000     90,000
      200,000                 40,000     80,000   120,000    120,000
      250,000                 50,000    100,000   150,000    150,000
      300,000                 60,000    120,000   180,000    180,000
      350,000                 70,000    140,000   210,000    210,000
      400,000                 80,000    160,000   240,000    240,000
      450,000                 90,000    180,000   270,000    270,000

          Average annual compensation utilized for formula purposes includes salary and cash bonus as reported on the Summary Compensation Table. The benefit amounts shown in the preceding table are not subject to any deduction for Social Security benefits or other offset amounts. The number of years of service now credited under the Retirement Plan for the participants listed in the
     "Summary Compensation Table" is as follows: John Kean, Jr., 12 years; Frank T. Bahniuk, 19 years; James R. Van Horn, 2 years; and Victor A. Fortkiewicz, 18 years.

          City Gas Company of Florida Pension Plan. The CGF Pension Plan is the retirement plan in which the Company's non-bargaining unit employees based in Florida are generally eligible to participate. The CGF Pension Plan, which is funded entirely by the Company, provides that a participant retiring at or after age 65 will receive an annual retirement benefit equal in amount (when calculated as a life annuity with two years certain) to 1-1/4%of the participant's final average compensation (the average of the highest sixty consecutive months' payroll compensation in the last ten years of the participant's service subject to report on Internal Revenue Service Form W-2) multiplied by the number of years of credited service. Benefits payable to participants in the CGF Pension Plan may be reduced by reason of the limitations imposed under Section 415 of the Code.

          The following table shows the maximum aggregate annual retirement benefit payable at normal retirement age for various levels of final average compensation and years of service under the CGF Plan, assuming the payment of benefits as a life annuity with two years certain:
                                            Years of Service
     Remuneration             10 Years    20 Years   30 Years  40 years

     $ 50,000                  $ 6,250     $12,500    $18,750   $25,000
      100,000                   12,500      25,000     37,500    50,000
      150,000                   18,750      37,500     56,250    75,000
      200,000                   18,750      37,500     56,250    75,000

          Average annual compensation utilized for formula purposes includes salary, bonus, the value of restricted stock grants and payments for unused vacation as reduced by reason of the limitations imposed under Section 415 of the Code. The benefit amounts shown in the preceding table are not subject to deduction for Social Security benefits or other offset amounts. Lyle C. Motley, Jr. became a participant in the CGF Plan effective January 1, 1996 and has two years of credited service under the CGF Plan. Prior thereto, he had been a participant in the Pennsylvania and Southern Gas Company Retirement Plan, discussed below.

          Pennsylvania and Southern Gas Company Employees Retirement Plan. The P&S Retirement Plan is the retirement plan in which the Company's employees based in New York, Pennsylvania, North Carolina and Maryland are generally eligible to participate. The P&S Retirement Plan, which is funded entirely by the Company, provides that a participant retiring at or after age 65 will receive an annual retirement benefit equal in amount to 1% of final average compensation (the average of the highest sixty consecutive months' payroll compensation during the last ten years of the participant's service) plus 1.55% of the participant's final average compensation in excess of 50% of Covered Compensation (defined by the Social Security Administration for someone reaching Social Security normal retirement age in the year of termination) multiplied by the number of years of credited service up to a maximum of thirty-five years. Benefits payable to participants in the P&S Retirement Plan may be reduced by reason of the limitations imposed under Section 415 of the Code.

          The  following  table   shows  the   maximum  aggregate   annual
     retirement benefit payable at normal retirement age for various levels of final average compensation and years of service:


                                            Years of Service
     Remuneration             10 Years   20 Years   30 Years    40 years

     $ 50,000                  $ 7,100    $14,150    $21,250     $24,800
      100,000                   14,850     29,650     44,500      51,900
      150,000                   22,600     45,150     67,750      79,050
      200,000                   22,600     45,150     67,750      79,050


          Final annual compensation utilized for formula purposes includes salary and bonus payments as reduced by reason of the limitations imposed under Section 415 of the Internal Revenue Code, which limit the participant's annual average compensation for formula purposes to $150,000. Lyle C. Motley, Jr. has 14 years of credited service under the P&S Plan.

     Change in Control Agreements

          The Company is party to Change in Control Agreements with certain officers, including those officers listed in the Summary Compensation Table. The purpose of these Agreements is to provide key management personnel with certain financial protection in the event of a change in control of the Company and the subsequent termination of the officer's employment. By providing this protection, the Company helps to ensure that the efforts of key employees remain focused on the Company's performance and the enhancement of shareholder value during rumored, potential or actual change in control situations.

          A covered officer becomes entitled to the payments and benefits provided for in the Agreement if, within thirty-six months after the change in control, the Company (or its successor) terminates the employee other than for cause or as a result of the employee's death or disability or the employee terminates his or her employment for Good Reason (as defined in the Agreement). Under the Agreement, the payments to which a covered officer will be entitled in such a termination event include a payment not to exceed three times the officer's annual base salary plus three times the highest incentive compensation award received by the officer during the preceding thirty-six months. In addition, the Agreements provide that following termination of employment the officer will continue to participate in all employee benefit plans in which the officer was eligible to participate on the date of termination; all incentive awards not yet paid will be payable; and the spread between the exercise price and the higher of the highest bid price during the twelve months preceding termination or the highest price per share paid in connection with any change in control will be payable in cash in lieu of stock issuable upon the exercise of stock options. All Change in Control Agreements, with the exception of the Agreement with John Kean, Jr., provide that in the event that any payment or benefit received under the Agreement would be an "excess parachute payment" (within the meaning of Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended from time to time), then the present value of all payments to be received under the Agreement shall be reduced to an amount which maximizes payments but does not result in the payment of an excess parachute payment. The Agreement with John Kean, Jr. provides that, if any payments are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code as a result of an excess parachute payment, the Company (or its successor) shall gross-up the payments to be made to him so that the net amount shall be equal to the payments prior to the payment of any excise tax and any income taxes on the gross-up payment.

          Except as set forth above, the Company is not party to any other
     employment,   change  in  control  or  termination   agreements  with
     executive officers.

                                 OTHER BUSINESS



          The Board of Directors does not intend to present any other business at the Annual Meeting, and is not aware of any business to be presented by others. However, if other matters are properly presented for a vote, the proxies will be voted upon such matters in accordance with the judgment of the persons acting under the proxy.

                                 ANNUAL REPORT

          The Annual Report of the Company for the fiscal year ended September 30, 1997 is being mailed to shareholders with this Notice of Annual Meeting of Shareholders and Proxy Statement. Shareholders are referred to the Annual Report for financial and other information about the Company.

          The Company will furnish without charge a copy of its most recent Annual Report on Form 10-K as filed with the Securities and Exchange Commission to any beneficial owner of the Company's Common Stock upon receipt of a written request from such person. Please direct all such requests to James R. Van Horn, Vice President, General Counsel and Secretary, 550 Route 202-206, P.O. Box 760, Bedminster, New Jersey 07921-0760.

                             SHAREHOLDER PROPOSALS

          Shareholders are entitled to submit proposals for consideration at the Company's 1999 Annual Meeting. Shareholders who desire to submit a proposal to be considered for inclusion in the Proxy
     Statement relating to that meeting must satisfy certain informational and stock ownership requirements established by the Company's By-Laws and the Securities and Exchange Commission and submit such proposal to the Secretary of the Company at 550 Route 202-206, P.O. Box 760, Bedminster, New Jersey 07921-0760 no later than August 21, 1998.
                                       By Order of the Board of Directors

                                       JAMES R. VAN HORN
                                       Vice President, General Counsel and
                                       Secretary
     Dated: December 26, 1997
     Bedminster, New Jersey


    [Back Page]


          Map to meeting location


     [Proxy Card - Front]


     P
     R
     O
     X
     Y

                                NUI Corporation

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints John Kean, John Kean, Jr. and James R. Van Horn, or any one of them, each with full power of substitution, attorneys, agents and proxies to vote on behalf of the undersigned at the Annual Meeting of Shareholders of NUI Corporation to be held at 10:30 a.m. on January 27, 1998, or at any adjournment thereof.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is given, this proxy will be voted FOR with respect to items 1, 2, 3 and 4.


       (Continued, and to be marked, dated and signed, on the other side) Whether or not you expect to attend the meeting you are requested to date and sign this proxy and mail it promptly in the enclosed envelope.

                              Fold and Detach Here


     [Proxy Card - Back]

                 Please mark your
         X       votes as in this
                 example.

     1. Election of
        Directors
                                   WITHHELD
                       FOR         FOR ALL
     Nominees:
     John Kean
     John Kean, Jr.
     Bernard S. Lee

     WITHHELD FOR: (Write that nominee's name
     in the space provided below).
                                              FOR      AGAINST      ABSTAIN
     2. Approval of Amendment to the 1996
        Stock Option and Stock Award Plan.

     3. Approval of Amendment to the 1996
        Employee Stock Purchase Plan.

     4. Ratification of the appointment of
        Arthur Andersen LLP, as the Company's
        independent public accountants.

     5. In their discretion, the Proxies are
        authorized to vote upon such other
        business as may properly come before
        the meeting.

     Please mark this box if you plan to
     attend the Annual Meeting in person

     Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, or limited liability company, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

     PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED PREPAID ENVELOPE.

     SIGNATURE(S)                                                  DATE
                              Fold and Detach Here


                                NUI Corporation
                          Savings and Investment Plan
                   Savings and Investment Plan for Collective
                              Bargaining Employees

     As a participant in the NUI Corporation Savings and Investment Plan or the NUI Savings and Investment Plan for Collective Bargaining Employees (collectively, the "Plan"), you have the right to direct Barclays Global Investors, N.A., (the "Plan Trustee") to vote the shares of Common Stock of NUI Corporation (the "Company"), allocated to your account at the Annual Meeting of Shareholders of the Company to be held on January 27, 1998.

     For your information, an Annual Report, Proxy Statement and proxy card are enclosed. In addition, a postage-paid return envelope addressed to First Chicago Trust Company is enclosed for your use in returning your completed, signed, and dated proxy card to the Plan Trustee.

     The Plan Trustee will hold your voting instructions in confidence and will not divulge or release specific information regarding your instructions to any person, including officers or employees of the Company, except to the extent required by law.

     If your completed proxy card is not received by January 21, 1998, the Administrative Committee for the Plan may direct the Plan Trustee to vote your shares.

     Barclays Global Investors, N.A.